Exhibit 99.1

Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE FIRM

Contact: Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KGS SUSPENSION TERMINATED BY DEPARTMENT OF INTERIOR

FAIRFAX, VA, and TAMPA, FL, December 29, 2009 - Kforce Government Solutions, Inc. (KGS), a wholly-owned subsidiary of Kforce Inc. (NASDAQ: KFRC), announced today that it has entered into an Administrative Agreement (“Agreement”) with the Department of Interior (DOI) that terminates the December 15, 2009 suspension of KGS from participating in new and renewed Federal government business. As a result of the Agreement, KGS is no longer proposed for debarment, and is now authorized to enter into new and renewed Federal business, effective immediately.

The Agreement requires, among other things, that KGS return to the DOI the profit on a $78,892.32 Task Order issued in 2008, and requires KGS to enhance its existing compliance program, training and controls.

“KGS looks forward to continuing its high-level of service and support to the Federal Government. KGS has a proud 38 year history of providing the highest level of service to our valued clients, partners and consultants with a reputation for integrity and professionalism,” said David L. Dunkel, Chairman and Chief Executive Officer of Kforce Inc. “We are grateful to the Department of Interior and its Office of Inspector General for working with KGS to obtain a prompt resolution of this matter.”

Larry Grant, President of KGS, added: “KGS is a valued supplier of services and solutions to our many Federal clients, and we intend to move forward from this incident with a renewed commitment to service and the highest ethical standards. I’m very proud of the professionalism of the KGS Associates and for the great job they do daily to support our country’s decision makers, agencies and particularly our Armed Forces.”

About Kforce Government Solutions

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with more than 700 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security

and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by approximately 1,900 associates and approximately 8,400 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices in 41 markets in North America and two offices in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. In particular, there can be no assurance that KGS will be able to fulfill the terms of this Administrative Agreement. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.